Exhibit 3.2

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ZAFGEN, INC.”, CHANGING ITS NAME FROM “ZAFGEN, INC.” TO “LARIMAR THERAPEUTICS, INC.”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF MAY, A.D. 2020, AT 1:04 O`CLOCK P.M.

4065155 8100 SR# 20204922955	Authentication: 203006384 Date: 05-28-20
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF

NINTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ZAFGEN, INC.

Zafgen, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Ninth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) set forth in paragraph 3 of this Certificate of Amendment.

2. The amendment to the Certificate of Incorporation set forth in paragraph 3 of this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. Article I of the Certificate of Incorporation is hereby deleted in its entirety and replaced by the following Article I in lieu thereof:

“The name of this corporation is Larimar Therapeutics, Inc.”

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State of Delaware
Secretary of State
Division of Corporations
Delivered	01:04 PM 05/28/2020
FILED	01:04 PM 05/28/2020
SR 20204922955 – File Number 4065155

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 28th day of May, 2020.

By:	/s/ Jeffrey Hatfield
Name:	Jeffrey S. Hatfield
Title:	Chief Executive Officer

[Signature Page to Name Change Amendment]